Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-1A of our report dated February 12, 2016, relating to the financial statements and financial highlights, which appears in the December 31, 2015 Annual Report to Trustees and Shareholders of Third Avenue Value Portfolio which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
April 22, 2016

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us